Exhibit 10.14

FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment to Lease Agreement (this “Fourth Amendment”), dated as of March 4, 2011, for reference purposes only, is entered into by and between Health Research Association, Inc., a California non-profit public benefit corporation (“Landlord”) and Response Genetics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into an Office Lease Agreement dated as of September 16, 2004, as amended by that certain First Amendment to Office Lease dated February 1, 2006, that certain Second Amendment to Lease Agreement dated as of January 28, 2010, and that certain Third Amendment to Lease Agreement dated as of March 31, 2010 (collectively, the “Lease”), for those certain premises known as Suites 600, 620, 701, 702, 400, 400C., 400.2 and 410 (collectively, the “Premises”), located at 1640 Marengo Blvd., Los Angeles, California, 90033, all as more particularly set forth in the Lease.

B. Landlord and Tenant acknowledge that the Lease currently in effect shall terminate on March 31, 2011. Tenant wishes to extend the Term of the Lease for a period of one (1) year with a new termination date of March 31, 2012, and Landlord is willing to so extend the Term in accordance with the specific terms and conditions as set forth in this Fourth Amendment.

C. Upon execution of this Fourth Amendment, the Term of the Lease shall be extended for a one (1) year period and shall terminate on March 31, 2012, unless specific notice as provided herein is timely given to Landlord in accordance with the provisions of this Fourth Amendment and the Lease is further amended as specifically provided herein.

D. Landlord and Tenant mutually desire to amend the Lease to memorialize the Lease Term extension, as well as other matters, all in accordance with the specific terms and conditions hereof.

NOW THEREFORE, for good and valuable consideration received to the full satisfaction of the parties hereto, Landlord and Tenant do hereby covenant and agree as follows:

1. Recitals.  The foregoing recitals are hereby incorporated into and made a part of this Fourth Amendment by this reference.

2. Definitions.  All capitalized terms in this Fourth Amendment (including the Recitals), shall have the same meanings ascribed thereto in the Lease, unless otherwise provided for herein.

3. Effective Date. This Fourth Amendment shall be effective as of the date first above written (the “Effective Date”). As of the Effective Date, the Lease shall be deemed amended by this Fourth Amendment and, as so amended, shall continue in full force and effect.

4. Term.  The Term of the Lease for the Premises shall be extended for a one (1) year period which period shall commence on April 1, 2011, and shall terminate on March 31, 2012, unless a Fifth Amendment to Lease is executed by the parties hereto in accordance with Paragraph 8 below.

5. Base Rent.  Monthly Base Rent for the Premises during the Term shall be the sum of Thirty Eight Thousand Eight Hundred Eighty-Two Dollars and forty cents ($38,882.40) per month, provided however that payment of the aforesaid Monthly Base Rent shall be payable by Tenant to Landlord in the deferred allocation amounts specified below, it being specifically agreed, acknowledged and understood by Tenant that the deferred allocation amounts of the Monthly Base Rent as specified below does not in any way alter, modify or change the totality of Tenant’s Monthly Base Rent obligation to Landlord which annual sum for the Term is Four Hundred Sixty Six Thousand Five Hundred Eighty-Eight Dollars, eighty cents ($466,588.80). The deferred allocation of Monthly Base Rent as set forth below is due in full on the first day of each month and shall be in the amounts as follows:

April 1, 2011	Thirty Five Thousand Dollars ($35,000);
May 1, 2011	Thirty Five Thousand Dollars ($35,000);
June 1, 2011	Thirty Five Thousand Dollars ($35,000);
July 1, 2011	Thirty Thousand Dollars ($30,000);
August 1, 2011	Thirty Thousand Dollars ($30,000);
September 1, 2011	Thirty Thousand Dollars ($30,000)
September 1, 2011	Forty Thousand Dollars ($40,000);
October 1, 2011	Forty Thousand Dollars ($40,000);
November 1, 2011	Forty Thousand Dollars ($40,000);
December 1, 2011	Fifty Thousand Dollars ($50,000);
January 1, 2012	Fifty Thousand Dollars ($50,000);
February 1, 2012	Fifty Thousand Dollars ($50,000); and
March 1, 2012	Fifty One Thousand Five Hundred Fifty-Eight Dollars ($51,558).

6. Parking.  In addition to the Monthly Base Rent set forth in Paragraph 5 above, during the Term hereof Tenant shall pay to Landlord the sum of One Thousand Five Hundred Dollars ($1,500) per month for thirty (30) non-reserved parking spaces located at the Building plus the sum of Two Thousand Two Hundred Forty Dollars ($2,240.00) per month for thirty-two (32) unreserved L.A. County parking spaces located on the corner of Mission and Workman Avenues, Los Angeles and commonly known and referred to as ‘Lot 10’. Accordingly, the monthly total for parking during the Term shall be Three Thousand Seven Hundred Forty Dollars ($3,740.00) and shall be payable to Landlord as Additional Rent and is due on the first day of each month along with the Monthly Base Rent.

7. Notice of Extension.  In the event that Tenant wishes to remain at the Building at the expiration of the Term hereof then in such case, Tenant must give Landlord written notice of its intention by November 1, 2011. In such event, Tenant and Landlord shall execute a Fifth Amendment to Lease as provided in Paragraph 8 below. If no such written notice is given by Tenant to Landlord by November 1, 2011, then in such case, the Lease shall terminate on March 31, 2012 and be of no further force or effect whatsoever.

8. Fifth Amendment to Lease.  If Tenant wishes to remain at the Building following the expiration of the Term as set forth in Paragraph 7 above and has given Landlord the requisite written notice as set forth in Paragraph 7 above, then in such case, and prior to December 1, 2011, Landlord and Tenant shall execute a Fifth Amendment to Lease memorializing the new terms and conditions.

9. Security Deposit.  The parties acknowledge that Landlord is currently holding as a Security Deposit the sum of Nineteen Thousand One Hundred One Dollars, ninety cents ($19, 101.90). As a condition of Landlord’s agreement to enter into this Fourth Amendment, Tenant has agreed and shall concurrently with Base Rent due on August 1, 2011 provide Landlord with an additional Security Deposit in the amount of Five Thousand Eight Hundred Ninety Eight Dollars, ten cents ($5,898.10) so that the total Security Deposit shall then be the sum of Twenty Five Thousand Dollars ($25,000.00). Although Tenant’s delivery of the additional Security Deposit is deferred until August 1, 2011, Tenant’s agreement to remit this additional Security Deposit to Landlord is a condition precedent to Landlord’s agreement to extend the Term of Tenant’s Lease. Accordingly, Tenant’s failure to deliver the additional Security Deposit to Landlord on August 1, 2011 shall be deemed a breach of the Lease terms with all of Landlord’s rights reserved as set forth in the Lease.

10. Effect of Fourth Amendment.  Except as specifically modified by this Fourth Amendment, all of the terms and conditions of the Lease shall continue in full force and effect. In the event of any conflict between the terms of this Fourth Amendment and the terms of the Lease, the terms of this Fourth Amendment shall prevail.

11. Counterparts.  This Fourth Amendment may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Each party may execute a facsimile counterpart signature page, which shall constitute a valid and binding obligation of the party signing such facsimile counterpart. Any party signing by facsimile agrees promptly to furnish to the other party, upon request, an original counterpart of this Fourth Amendment.

12. Entire Agreement.  This Fourth Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect whatsoever.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first above written.

Landlord

HEALTH RESEARCH ASSOCIATION, INC.,
a California non-profit public benefit corporation

By: /s/ Dennis M. Lee
       Dennis M. Lee
Its: Chief Financial Officer

Tenant

RESPONSE GENETICS, INC.,
a Delaware corporation

By:    /s/ David O’Toole

Print Name: David O’Toole

Title:  Chief Financial Officer